Exhibit 10.2

John D. Allegretto

Re:	Employment Agreement

Dear John;

This letter outlines the terms of your employment (the “Agreement”) with BJ’s Restaurants Inc. (the “Company”). Your employment will begin on August 1, 2005 (the “Effective Date”), contingent upon the results of a background investigation and your acceptance of these terms.

1. Duties. Company will employ you as Chief Supply Chain Officer, as such, you will perform such duties, as the Company in the exercise of its sole discretion deems appropriate. You will report to the Chief Executive Officer.

2. Salary. You will receive a bi-weekly salary of $7,692.31, which annualizes to a yearly salary of $200,000 payable in accordance with the Company’s payroll policies, as such policies may change from time to time (the “Salary”). Your salary package is subject to modification during your employment in accordance with the Company’s practices, policies and procedures and your performance. Your bonus percentage opportunity will be at 35%, and paid annually, with the 2005 bonus prorated according to the Effective Date. Your bonus opportunity will be driven by the degree of the Company’s achievement of its net income goal for the year (80%) and the degree of your achievement, as determined by the CEO in his sole and absolute judgment, of certain key objectives agreed upon by you and the CEO

3. Stock Options. Subject to applicable securities laws and approval from the Board of Directors, you shall be granted options (the “Stock Options”) exercisable to 100,000 shares of the BJ’s Restaurants Inc. Common Stock, at a per share exercise price equal to the then effective fair market value of the Company’s Common Stock on the date of grant (which will be the Effective Date of your employment with Company), pursuant to the Company’s Stock Option Plan. Vesting for this grant is 20% for each year, beginning with the first anniversary of the Effective Date, over a total of five (5) years. You will be eligible for additional stock option grants from time to time at the discretion of the Board of Directors.

4. Other Benefits. You shall be entitled to participate in any benefit plan that the Company may offer to its employees from time to time, according to the terms of such plan, including, but not limited to, the Company’s health insurance program, which will become effective the first of the month following 90 days from your Effective Date, and the Company will cover 100% of the expense for medical insurance for you and your dependants, but not for any taxable income realized by you as a result of that reimbursement. The Company will reimburse any COBRA expense incurred during the first 90 days for you and any dependants currently covered. Nothing contained in this Agreement shall affect the right of Company to terminate or modify any such plan or agreement, or other benefit, in whole or in part, at any time and from time to time. You will also receive a $1000 a month car allowance, less applicable state and federal taxes. A Company credit card to be used for Company related business, a cell phone and laptop will be issued for your role in the Company.

5. Vacation. Vacation shall be accrued at a rate of two (2) weeks per year. Sick leave shall accrue and will be treated in accordance with the Company’s policies and procedures as may be amended from time to time.

6. Trade Secrets/Confidentiality. You hereby acknowledge that, as a result of your position with the Company, the Company will give you access to the Company’s proprietary and confidential information and trade secrets. Therefore, as a condition of your employment and the Company’s disclosing such proprietary and confidential information to you, you agree to sign and be bound by a Trade Secrets/Confidentiality Agreement.

7. You will be required to comply with the Company’s policies and procedures, as they may be constituted from time to time. Notwithstanding, the terms set forth in this Agreement or any other written fully executed agreement between you and the Company shall prevail over conflicting Company policies and procedures.

8. Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

9. By signing this letter, you acknowledge that the terms described in this letter set forth the entire understanding between the parties concerning the terms of your employment and supersedes all prior representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the terms of your employment by the Company and all such prior representations, understandings and agreements, both oral and written, are hereby terminated. However, nothing in this Paragraph is intended to, nor does it, effect additional written agreements entered into by the parties contemporaneous with or subsequent to this agreement, including, without limitation, the Trade Secrets/Confidentiality Agreement referenced in Paragraph 6 above. Nothing in this letter constitutes a guarantee of employment for any period of time, nor does it limit your right, or the right of the Company to end your employment with the Company at any time, for any reason. If your employment ends, you will receive your salary and any accrued but unpaid vacation earned by you up to the date of termination. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company.

Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter and returning it to me as soon as possible.

Sincerely,

J William Streitberger

Chief People Officer

I accept the above offer of employment with BJ’s Restaurants Inc. on the terms described in this letter.

Name: John D. Allegretto	Date: